Exhibit (d)(32)(ii)

AMENDMENT NO. 2

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement (“Amendment No. 2”), dated as of December 1, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”) and Montag & Caldwell, Inc., a Georgia corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 9, 2004, as amended by Amendment No. 1, dated as of December 13, 2004, (together, the “Agreement”) as follows:

1. Terminated Fund. The Manager hereby terminates the appointment of Montag & Caldwell, Inc. as the Investment Adviser of the EQ/Enterprise Multi-Cap Growth Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Montag & Caldwell Growth Portfolio (formerly, EQ/Enterprise Growth Portfolio) on the terms and conditions set forth in the agreement.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolio(s) of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		MONTAG & CALDWELL, INC

By:	/s/ Steven M. Joenk	By:	/s/ Rebecca M. Keister
	Steven M. Joenk		Name:	Rebecca M. Keister
	Senior Vice President		Title:	Executive Vice President

APPENDIX A

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

Portfolios	Advisory Fee
EQ/Montag & Caldwell Growth Portfolio	0.30% of the Portfolio’s daily net assets up to and including $1 billion; and 0.20% of the Portfolio’s average daily net assets in excess of $1 billion.

2